Fund Evaluation Group Asset Allocation Model Descriptions	Effective October 1, 2013

NScore variable annuities with asset allocation models are designed to help balance the level of risk you can tolerate and the equity exposure you need. Asset allocation is the process of diversifying investments across different asset classes, such as domestic equity, international equity, fixed income and Managed Volatility Portfolios (MVPs), to mitigate risk and help meet your long-term investment objectives.

Portfolio Adviser or Subadviser

¡ Bristol Growth Portfolio -	¡ Fidelity® VIP Real Estate Portfolio -	¡ Invesco V.I. Balanced-Risk Allocation Fund -	¡ PIMCO CommodityRealReturn® Strategy Portfolio -	¡ Strategic Value Portfolio -
Suffolk Capital Management, LLC**	Fidelity Management & Research Company	Invesco Advisers, Inc.	Pacific Investment Management Company LLC	Federated Equity Management Company of Pennsylvania**
¡ Bristol Portfolio -	¡ Franklin Flex Cap Growth Securities Fund -	¡ Lazard Retirement Emerging Markets Equity Portfolio -	¡ PIMCO Global Bond Portfolio (Unhedged) -	¡ Templeton Foreign Securities Fund -
Suffolk Capital Management, LLC**	Franklin Advisers, Inc.	Lazard Asset Management LLC	Pacific Investment Management Company LLC	Templeton Investment Counsel, LLC
¡ Bryton Growth Portfolio -	¡ Goldman Sachs Large Cap Value Fund -	¡ Lazard Retirement International Equity Portfolio -	¡ PIMCO Real Return Portfolio -
Suffolk Capital Management, LLC**	Goldman Sachs Asset Management, L.P.	Lazard Asset Management LLC	Pacific Investment Management Company LLC
¡ Fidelity® VIP Mid Cap Portfolio -	¡ High Income Bond Portfolio -	¡ Legg Mason Dynamic Multi-Strategy VIT Portfolio -	¡ PIMCO Total Return Portfolio -
Fidelity Management & Research Company	Federated Investment Management Company**	Legg Mason Global Asset Allocation, LLC &	Pacific Investment Management Company LLC	** Subadviser to Ohio National Investments, Inc. for a portfolio of Ohio National Fund, Inc.
		Western Asset Management Company	¡ Royce Small-Cap Portfolio -
Royce & Associates, LLC

NOT A DEPOSIT	NOT FDIC INSURED	NOT GUARANTEED BY ANY BANK
NOT INSURED BY ANY GOVERNMENT AGENCY		MAY LOSE VALUE	SEE IMPORTANT NOTES CONTINUED ON BACK

Information to consider when reviewing the Models:

In order to participate in Dynamic Models, you must sign Form 7215, an Agreement Form that designates Ohio National Investments, Inc. (ONII) as a limited purpose Registered Investment Adviser only for developing the Models and permitting periodic updates.

The asset allocation Models attempt to create Model allocations for the underlying variable portfolios that will provide consistent, risk-adjusted performance. There is no guarantee that these Model allocations will produce the desired results. The results will depend upon the ability of the underlying variable portfolios to achieve its investment objective. The Model is rebalanced quarterly.

There is general market risk when investing in equities. Stock prices can fluctuate over a wide range in the short term or over extended periods of time. These price fluctuations may result from factors affecting individual companies, sectors or the securities market as a whole. There is no guarantee that the stock market or any particular underlying stock will increase in value.

Like stocks, ETFs are subject to market volatility. When buying or selling an ETF, you will pay or receive the current market price, which may be more or less than the net asset value.

Investing in securities of foreign companies and governments involves considerations and potential risks not typically associated with investments in domestic corporations and obligations issued by the U.S. government. Funds allocated in an international/global/emerging markets variable portfolio could be subject to risks associated with changes in currency values, economic, political and social conditions, the regulatory environment of the countries in which the portfolio invests, as well as the difficulties of receiving current and accurate information. The securities markets of many of the emerging markets in which the portfolio may invest are substantially smaller, less developed, less liquid and more volatile than the securities markets of the United States and other more developed countries.

High-yield security portfolios invest primarily in lower rated, or unrated securities. High-risk, high-yield securities are considered to be speculative with respect to the payment of interest and the return of principal and involve greater risks than higher-grade issues. They are especially subject to adverse changes in general market conditions and in the industries in which the issuers are engaged, to changes in the financial conditions of the issuers and to price fluctuations in response to changes in interest rates.

Small-cap portfolios invest primarily in the securities of small and medium-sized companies. The risks associated with investments in small companies include less experienced management, limited product lines and financial resources, shorter operating histories, less publicly available information, reduced liquidity and increased price volatility.

Real-estate focused portfolios involve risks such as refinancing, economic conditions in the real estate industry, changes in property values, dependency on real estate management, and other risks associated with a portfolio that concentrates its investments in one sector or geographic region.

Risks associated with investing in a bond portfolio include interest rate risk, credit risk, and inflation risk. Increases in interest rates for fixed-income investments also generally affect bond prices, because as interest rates rise, bond prices fall.

Commodity-linked derivative investment portfolios involve risks, including the risk that the value of the derivative may not correlate perfectly with the underlying asset, rate or index. Concentrating assets in particular sectors of the commodities market (e.g., oil, metal, agricultural products) may subject the portfolio to increased risk associated with those sectors.

Variable annuities are sold by prospectuses, which contain more complete information including fees, surrender (contingent deferred sales) charges and other costs that may apply.

Contact your registered representative or visit www.nslac.com to obtain current prospectuses. Please read the product and fund prospectuses carefully before you invest or send money. Investors should consider the investment objectives, strategies, risk factors, charges and expenses of the underlying variable portfolios carefully before investing. The fund prospectus contains this and other information about the underlying variable portfolios.

Early withdrawals or surrenders may be subject to surrender charges. Withdrawals are also subject to ordinary income tax and, if taken prior to age 59 1⁄2, a 10% federal tax penalty may apply.

For tax purposes only, withdrawals will come first from any gain in the contract. Federal and state tax laws in this area are complex and subject to change. Consult your personal tax adviser on all tax matters. Withdrawals may reduce the death benefit, cash surrender value and any living benefit amount.

Guarantees are based upon the claims-paying ability of National Security Life and Annuity Company. Guarantees do not apply to the investment performance or account value of the underlying variable portfolios. As with any investment, investing in variable portfolios involves risk, including possible loss of principal. Past performance is not a guarantee of future results. Both the return and the principal value of the underlying portfolios will fluctuate and the portfolios may be worth more or less than their original values when redeemed.

National Security Life and Annuity Company is financially responsible for the products it offers. Ohio National Equities, Inc. has no responsibility for the financial condition or contractual obligations of National Security.

The product offerings of National Security Life and Annuity Company are available for sale only in the state of NY.

Variable annuities are long-term investments designed to accumulate money on a tax-deferred basis for retirement purposes. Upon retirement, variable annuities may pay out an income stream of a series of payments or a lump sum. If you die during the accumulation or payout phase, your beneficiary may be eligible to receive any remaining Contract Value.

Asset allocation does not assure a profit or protect against a loss in declining markets. As with any investment, investing in variable portfolios involves risk, including possible loss of principal.

All Models may not be available with all NScore riders. See product prospectus for investment limitations and details.

Some portfolios contain different investments than similarly named retail mutual funds offered by the portfolio manager. Investment results may be higher or lower.

The Bristol, Bristol Growth and Bryton Growth Portfolios, subadvised by Suffolk Capital Management LLC, were added to the Models at the request of National Security.

Invesco Distributors Inc. (IDI) is the U.S. distributor for the Invesco’s V.I. Funds. Both IDI and Invesco Advisers, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

NScore Premier Contract Form NS-02-VA-07.2/NS-02-VA-07.2U.

NScore Xtra Contract Form NS-02-VA-07.5/NS-02-VA-07.5U.

NScore Value Contract Form NS-02-VA-07.3/NS-02-VA-07.3U.

NScore Flex Contract Form NS-10-VA-4/NS-10-VA-4U.

NScore Lite II Contract Form NS-09-VA-07.1/NS-09-VA-07.1U.

NScore Premier II Contract Form NS-10-VA-07.2/NS-10-VA-07.2U.

NScore Xtra II Contract Form NS-10-VA-07.5/NS-10-VA-07.5U.

NScore Lite III Contract Form NS-10-VA-07.1/NS-10-VA-07.1U.

Issued by:	Distributed by:
National Security Life and	Ohio National Equities, Inc.
Annuity Company	Member FINRA
810 Seventh Avenue, Suite 3600	One Financial Way
New York, NY 10019	Cincinnati, OH 45242
www.nslac.com	513.794.6100
Administrative Office:	Form 7212-NSLAC Rev. 10-13
Post Office Box 5363
Cincinnati, OH 45201
877.446.6060